UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 11, 2009

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA 19341

(Address of Principal Executive Offices including Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ViroPharma Incorporated (the “Company”), approved certain amendments to the previously disclosed terms of the change of control agreements (the “Agreements”) which the Company previously entered into with its executive officers and general counsel. The amendments were included in amended and restated Agreements with each of the executive officers and general counsel, which supersede in the entirety the terms of their respective existing Agreements.

The previously disclosed material terms of the Agreements remained substantially unchanged with the exception of the following changes to material provisions of the Agreements:

Change in the Definition of “Good Reason”

The amended and restated Agreements include modifications to the definition of “Good Reason.” Under the terms of the amended and restated Agreements, “Good Reason” is defined as, without the employee’s prior written consent: (i) a material diminution in the employee’s authorities, duties, titles or responsibilities; (ii) a change in the location of the facility at which employee is required to perform his or her duties to more than 50 miles from Exton, Pennsylvania; (iii) a reduction of the employee’s Base Salary (as defined in the Agreement) or the amount of the employee’s Target Bonus (as defined in the Agreement) by five percent (5%) or more or (iv) the Company’s failure to pay or make available any material payment or benefit due under the Agreement or any other material breach by the Company of the Agreement.

However, the above events or conditions will constitute “Good Reason” only if (i) such event or condition occurs during the period beginning ninety (90) days immediately preceding a Change of Control (as defined in the Agreement) and ending twenty-four (24) months thereafter and (ii) the employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the employee resigns employee’s employment within 90 days following the expiration of that cure period.

Expansion of Severance Protection Period

The Agreements have been amended and restated to expand the period of time during which an employee may be entitled to severance payments and benefits upon termination of the employee’s employment. Under the terms of the amended and restated Agreements, an employee will be entitled to receive severance payments and benefits if the employee’s employment is terminated by the Company without Cause (as defined in the Agreement), by the employee for Good Reason or on account of the employee’s death or Disability (as defined in the Agreement) within twenty-four months after a Change of Control or ninety days prior to a Change of Control (each event, a “Covered Termination”).

Increased Severance Payments and Benefits Upon a Covered Termination

The Agreements have been amended and restated to increase the amount of severance payments and benefits that an employee would be entitled to receive upon a Covered Termination. Under the terms of the amended and restated Agreements, upon a Covered Termination, subject to execution of a release and compliance with the restrictive covenants set forth in the Agreements, the employee will receive (i) the pro rata portion of salary earned by the employee through the date of termination and any bonus due to such employee plus unpaid reimbursable expenses which have not yet been paid to the employee, (ii) a lump sum payment equal to, for the executive officers, 200% of such executive officer’s Base Salary and, for the general counsel, 150% of the general counsel’s Base Salary, (iii) a lump sum payment equal to, for the executive officers, two times the executive officer’s Target Bonus and, for the general counsel, one and one-half times the general counsel’s Target Bonus and (iv) eighteen months of health insurance coverage.

Non-Solicitation and Non-Competition Clauses

Finally, the Agreements have been amended and restated to include non-solicitation and non-competition clauses. Under the terms of the amended and restated Agreements, in the event an employee receives severance under the Agreement, then, except with the written consent of the Company, the employee may not solicit any employees of the Company, solicit customers of the Company or compete with the Company in any capacity whatsoever for a period of one year beginning on the later of (i) the employee’s termination of employment or (ii) the date of the Change of Control.

The foregoing description of the amendments to the Agreements is qualified in its entirety by reference to the copies of the amended and restated Agreements, which are attached hereto as Exhibits 10.1 and 10.2 and which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description
	10.1	Form of Amended and Restated Change of Control Agreement with the Executive Officers.

	10.2	Form of Amended and Restated Change of Control Agreement with the General Counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: June 17, 2009	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary